Exhibit 99.2

Reconciliation of GAAP to NON GAAP For the Quarters ended March 31, 2011 and 2010

	Quarters ended
(in millions)	March 31, 2011	March 31, 2010
Reconciliation of Non-GAAP measure:
Net income (loss)	$19.0	$(59.0)
Income tax provision (benefit)	11.8	(9.9)
Interest expense, net	45.1	40.2
Loss on early extinguishment of debt	12.8	—
Depreciation and amortization	40.1	30.9

Earnings before interest, taxes, depreciation and amortization (EBITDA)	128.8	2.2

Other adjustments:
Manufacturers’ profit in inventory	5.3	—
Transaction costs	—	21.1
Venezuela hyperinflationary and devaluation charges	—	78.1

As Adjusted EBITDA (Segment earnings)	$134.1	$101.4

Organic sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange and significant acquisitions from year over year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic sales growth is also one of the measures used by management to analyze operating performance. The following table provides a reconciliation of organic sales growth for the quarter ended March 31, 2011:

	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales growth	10.3%	2.8%	128.4%	8.9%	20.5%	24.7%
Foreign exchange impacts	(1.3%)	(0.9%)	(0.4%)	(0.1%)	—%	(1.0%)
Less: Acquisitions	(3.2%)	—%	(132.3%)	—%	—%	(20.4%)

Organic sales growth	5.8%	1.9%	(4.3%)	8.8%	20.5%	3.3%